                                  SUPPLEMENT TO

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          CLASSIC VACATION GROUP, INC.

                                       BY

                           CVG ACQUISITION CORPORATION

                          A WHOLLY-OWNED SUBSIDIARY OF

                               CVG INVESTMENT LLC

                           WHICH IS MAJORITY-OWNED BY

                           THREE CITIES FUND III, L.P.

                                       FOR

                               $0.15 NET PER SHARE


--------------------------------------------------------------------------------
       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
     CITY TIME, ON MONDAY, DECEMBER 31, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------


TO THE HOLDERS OF SHARES OF COMMON STOCK OF CLASSIC VACATION GROUP, INC.:


      CVG Acquisition Corporation (the "Purchaser") sent to the shareholders of Classic Vacation Group, Inc. (the "Company") an Offer to Purchase dated November 13, 2001 relating to an offer by the Purchaser to purchase all the shares of Common Stock, par value $0.01 per share of the Company which are not already owned by the Purchaser, CVG Investment LLC (which is the sole shareholder of the Purchaser) or its affiliates or members, for $0.15 per share, net to the seller in cash.

      The Offer to Purchase includes on page 23 a table captioned "Classic Vacation Group, Inc. -- Selected Consolidated Financial Data." There were errors in that table. The correct table of Selected Consolidated Financial Data is as follows:

                          CLASSIC VACATION GROUP, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                              Fiscal Years Ended December 31,                            Nine Months Ended
                                         (In thousands, except per share amounts)                          September 30,
                           --------------------------------------------------------------------      ------------------------
                              1996           1997           1998          1999           2000           2000           2001
                           ---------      ---------      ---------     ---------      ---------      ---------      ---------
INCOME STATEMENT DATA:
Net Revenues .........     $  22,259      $  24,255      $  90,421     $ 126,000      $ 132,867      $ 104,366      $  84,016
Operating Expenses ...        16,025         17,852         69,386       111,688        120,648         94,939         74,637
Income (loss) from
 operations ..........          (825)        (1,576)         8,008        (4,886)       (43,401)       (42,228)        (7,371)
Net income (loss) ....          (370)        (1,103)         4,723        (3,482)       (44,702)       (43,113)        (8,681)
Net income (loss)
 per common share:
    Basic ............     $   (0.07)     $   (0.21)     $    0.22     $   (0.24)     $   (3.11)     $   (3.00)     $   (0.60)
    Diluted ..........         (0.07)         (0.21)          0.22         (0.24)         (3.11)         (3.00)         (0.60)

BALANCE SHEET DATA:
Current assets .......        19,260         18,939         54,245        55,146         49,959         84,432         53,640
Total assets .........        19,677         19,375        134,060       178,675        133,147        168,757        128,272
Current Liabilities ..        18,004         19,017         79,112       104,659        100,848        134,292        101,170
Total debt ...........            --             --          6,663        29,513         28,190         27,500         30,136
Total shareholders'
 (deficit) equity ....         1,673            358         53,585        48,964          4,319          5,859         (4,289)


                                               CVG ACQUISITION CORPORATION

November 20, 2001